EXHIBIT 21

LA-Z-BOY INCORPORATED LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Alexvale Furniture, Inc.	North Carolina
Bauhaus U.S.A., Inc.	Mississippi
Boca Raton Galleries, LLC	Michigan
Centurion Furniture plc (d/b/a La-Z-Boy U.K.)	United Kingdom
England, Inc.	Michigan
Kincaid Furniture Company, Incorporated	Delaware
La-Z-Boy Asia Co., LTD (50.05%)	Thailand
La-Z-Boy Canada Limited	Ontario, Canada
La-Z-Boy Europe B.V. (50%)	The Netherlands
La-Z-Boy Germany GmbH	Germany
La-Z-Boy Global Limited (f/k/a LZB Florida Realty, Inc.)	Michigan
La-Z-Boy Greensboro, Inc. (f/k/a LADD Furniture, Inc.)	North Carolina
La-Z-Boy Hospitality, LLC	Michigan
La-Z-Boy Import Sourcing, Inc. (f/k/a La-Z-Boy Global Ltd.)	Michigan
La-Z-Boy Logistics, Inc.	Michigan
La-Z-Boy Muebles, S. de R.L.de C.V.	Mexico
La-Z-Boy Showcase Shoppes, Inc.	Indiana
La-Z-Boy (Thailand) Ltd. (51%)	Thailand
LADD Transportation, Inc. (d/b/a La-Z-Boy Transportation)	North Carolina
LZB Alabama Properties, Inc.	Michigan
LZB Carolina Properties, Inc.	Michigan
LZB Delaware Valley Inc.	Delaware
LZB Delaware Valley Properties, Inc.	Michigan
LZBFG of South Florida, LLC	Michigan
LZB Finance, Inc.	Michigan
LZB Furniture Galleries of Boston, Inc.	Michigan
LZB Furniture Galleries of Kansas City, Inc.	Michigan
LZB Furniture Galleries of Paramus, Inc.	Michigan
LZB Furniture Galleries of Pittsburgh LLC.	Michigan
LZB Furniture Galleries of Rochester, Inc.	Michigan
LZB Furniture Galleries of St. Louis, Inc.	Michigan
LZB Furniture Galleries of Washington D.C., Inc.	Michigan
LZB Manufacturing, Inc.	Michigan
LZB Retail, Inc.	Michigan
LZB Servicios de Mexico, S. de R.L. de C.V.	Mexico
Montgomeryville Home Furnishings, Inc.	Pennsylvania
Pennsylvania House, Inc.	North Carolina
St. Clair Insurance Company	Cayman Islands

All other subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary and therefore have been omitted from this exhibit.